Exhibit 99.1

NEWS RELEASE

HECLA ANNOUNCES Q1 2022 PRODUCTION

Silver production increased and zinc production is steady

FOR IMMEDIATE RELEASE

April 12, 2022

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE: HL) today announced its preliminary silver and gold production for the first quarter of 2022.1

HIGHLIGHTS

●	Silver production of 3.3 million ounces, an increase of 3% over the fourth quarter of 2021 due to higher grades mined at Greens Creek.
●	Gold production of 41,642 ounces.
●	Lead and Zinc production was in line with the prior quarter.
●	Silver equivalent production of 9.7 million ounces, gold equivalent production of 123,537 ounces.[2]

“Hecla, United States’ largest silver producer with the country’s largest reserves, saw solid production from all three operations,” said Hecla’s President and CEO Phillips S. Baker, Jr. “Greens Creek’s production increased due to slightly higher grades. Lucky Friday’s production has now had six quarters with production above 830 thousand ounces, positioning production to grow to over a million ounces a quarter for the remainder of the year. At Casa Berardi, production was as planned with the mill processing more 160 Pit material.”

“Hecla is on track to grow silver production this year and for each of the next two years while also being the United States’ third largest zinc producer. Zinc, like silver, is a critical mineral in the energy transition and is approaching its all-time high price set 15 years ago.”

OPERATIONS

Greens Creek

Greens Creek produced 2.4 million ounces of silver and 11,402 ounces of gold compared to 2.3 million ounces of silver and 10,229 ounces of gold in the prior quarter. The increase in production was primarily due to higher grades. The mill operated at an average of 2,352 tons per day (tpd).

Casa Berardi

Casa Berardi produced 30,240 ounces compared to 37,266 ounces in the prior quarter. The anticipated decrease in production was expected since surface tons are lower grade. The increase in surface tons is from the 160 Pit, which commenced ore production in the fourth quarter of 2021. The mill operated at an average of 4,291 tpd compared to an average of 4,207 tpd in the prior quarter.

Lucky Friday

At the Lucky Friday mine, 888 thousand ounces of silver were produced compared to 955 thousand ounces in the prior quarter. Fewer tons and lower silver grades were mined due to equipment delays that affected mine sequencing. The equipment is being received this quarter. The mill operated at an average of 864 tpd.

(1)	See cautionary statement regarding preliminary statements at the end of this release.
(2)	Silver and gold equivalent calculation based on average actual prices for each metal in the first quarter as follows: $23.94 for Ag, $1,873.63 for Au, $1.06 for Pb, and $1.70 for Zn.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com

PRODUCTION SUMMARY

	Quarter Ended
	March 31, 2022	December 31, 2021	% Increase (decrease)
PRODUCTION
Silver (oz)	3,324,709	3,226,927	3%
Gold (oz)	41,642	47,977	(13)%
Lead (tons)	10,863	10,863	0%
Zinc (tons)	14,947	14,754	1%
Greens Creek – Silver (oz)	2,429,782	2,262,635	7%
Greens Creek – Gold (oz)	11,402	10,229	11%
Lucky Friday – Silver (oz)	887,858	955,401	(7)%
Casa Berardi – Gold (oz)	30,240	37,266	(19)%
Nevada Operations – Gold (oz) [1]	- -	482	n/a

(1)	At the Nevada operations, stockpiled ore milled in 2021.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho and Quebec, Canada, the Company owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

Cautionary Statements Regarding Estimates and Forward-Looking Statements

All measures of the Company's first quarter 2022 operating results contained in this release are preliminary and reflect the Company’s expected results as of the date of this release. Actual reported first quarter 2022 results are subject to management's final review as well as review by the Company's independent registered accounting firm and may vary significantly from current expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied.

Statements made or information provided in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements in this news release may include, without limitations, Lucky Friday silver production may grow to over a million ounces a quarter for the remainder of the year, and the Company is on track to grow silver production this year and for each of the next two years. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the Company's 2021 Form 10-K filed February 22, 2022,for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com

For further information, please contact:

Anvita M. Patil

Vice President – Investor Relations and Treasurer

Jeanne DuPont

Senior Communications Coordinator

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com

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